		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2001-1

Original Principal Class A
Class A-1	137,000,000
Class A-2	159,000,000
Class A-3	177,000,000
Class A-4	187,000,000
Number of Class A Bonds (000's)
Class A-1	137,000
Class A-2	159,000
Class A-3	177,000
Class A-4	187,000

Distribution Date		2003 Totals
Days

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		128,854,709.42
Class A-3 Interest Distribution		3,761,536.70

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		10,415,900.04